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                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

The Board of Directors
Transmucosal Technologies Ltd.

We consent to incorporation by reference in Registration Statements No. 33-49268, No. 33-64029, No. 333-29325 and No. 333-47320 of Atrix Laboratories,
Inc. on Form S-8, and No. 333-43191, No. 333-68585 and No. 333-55634 of Atrix
Laboratories, Inc. on Form S-3, of our report dated April 20, 2001, with respect to the balance sheet of Transmucosal Technologies Ltd. as at December 31, 2000 and the related statements of loss, changes in shareholders' equity, and cash flows for the period from July 14, 2000 (Date of Incorporation) to December 31, 2000, which report appears in this Amendment No. 1 on Form 10-K/A to the Annual Report on Form 10-K of Atrix Laboratories, Inc. for the fiscal year ended December 31, 2000.


/s/KPMG

Hamilton, Bermuda
May 30, 2001